Exhibit 99.1

CONTACT:
George J. Longo	Carl Hymans
Vice President, CFO	G.S. Schwartz & Co.
(215) 345-0919	(212) 725-4500
carlh@schwartz.com

The Quigley Corporation Reports First Quarter 2008 Results

  - Increases Investment in Pharmaceutical R&D Future –

DOYLESTOWN, PA. – April 24, 2008 – The Quigley Corporation (Nasdaq: QGLY) today reported net sales from continuing operations of $5.3 million, for the first quarter ended March 31, 2008, compared to $6.1 million reported for the same period in 2007.

The first quarter of 2008 reflects a net sales decrease for the Company's Cold Remedy segment of $829,000 as compared to the first quarter of 2007. The change during 2008 as compared to 2007 includes inaugural sales of two new COLD-EEZE® branded line extensions, Organix Cough and Sore Throat Drops and COLD-EEZE ISC-10 and a price increase that commenced during the third quarter of 2007 totaling $700,000.

According to industry analysts, the 2007 cold season has resulted in the least incidence of colds by consumers in the last eight years, which started to improve by the end of the cold season, but was too late to impact sales for the first quarter of 2008. This timing of cold incidence mitigated the impact of positive initiatives undertaken by the Company.

Loss from continuing operations for the first quarter ended March 31, 2008 was $2.4 million, or ($0.19) per share compared to a loss of $1.6 million, or ($0.13) per share, for the same period last year.  Net loss for the quarter ended March 31, 2008 was $1.6 million, or ($0.12) per share, compared to net loss of $1.9 million or ($0.15) per share, for the comparable period in 2007.

The increase in loss from continuing operations for the first quarter ended March 31, 2008 as compared to the same period in 2007 is principally due to lower gross profits from the aforementioned related net sales change and increases in operating expenses for costs associated with research and development, payroll and legal fees relative to the lawsuits for the Company.

No tax provision or benefits, to reduce losses, are provided for the quarter ended March 31, 2008 and 2007, since the Company is in a net operating loss carry-forward position for which a valuation has been established.

On February 29, 2008, The Quigley Corporation completed the sale of its wholly owned subsidiary, Darius International Inc. (“Darius”), which constituted the Health and Wellness segment, to InnerLight Holdings, Inc. The terms of the agreement include a purchase price of $1 million in cash without guarantees, warranties or indemnifications for the stock of Darius and its subsidiaries.  The unaudited net book value of Darius at February 29, 2008 was approximately $259,000. Net loss for the Company for the first quarter ended March 31, 2008 reflects results from discontinued operations associated with the sale of Darius that includes a gain on disposal of $737,000 and income from discontinued operations of $139,000, totaling $876,000 as compared to a loss from discontinued operations of $287,000 for the same period in 2007.

As the Company continues to review its current structure, ownership of Darius was no longer a benefit since previous losses by this segment have been a drain for the ongoing research and development costs associated with the ethical pharmaceutical segment. Also, separating this segment will help streamline the structure of the Company, which will focus on continuing operations in OTC product marketing and continuing investment in pharmaceutical research.

The research by the Company is part of its strategic initiatives to generate future growth. These initiatives include capitalizing on the growth potential of Quigley Pharma, a wholly owned Ethical Pharmaceutical subsidiary, by developing natural-source potential prescription products particularly for Diabetic Peripheral Neuropathy, Avian Flu, disease states associated with inflammation, and protection against ionizing Radiation, as well as, other items.

The Quigley Corporation makes no representation that the US Food and Drug Administration or any other regulatory agency will allow this Investigational New Drug to be marketed.  Furthermore, no claim is made that potential medicine discussed herein is safe, effective, or approved by the Food and Drug Administration.

Additionally, data that demonstrates activity or effectiveness in animals or in vitro tests do not necessarily mean the formula test compound; referenced herein will be effective in humans.  Safety and effectiveness in humans will have to be demonstrated by means of adequate and well-controlled clinical studies before the clinical significance of the formula test compound is known.  Readers should carefully review the risk factors described in filings the Company files from time to time with the Securities and Exchange Commission.

About The Quigley Corporation
 The Quigley Corporation (NASDAQ: QGLY, http://www.Quigleyco.com) is a diversified natural health medical science company.   Its Cold Remedy segment is a leading marketer and manufacturer of the COLD-EEZE® family of lozenges, gums and sugar free tablets clinically proven to cut the common cold nearly in half.  COLD-EEZE customers include leading national wholesalers and distributors, as well as independent and chain food, drug and mass merchandise stores and pharmacies.   The Quigley Corporation has wholly owned subsidiaries; Quigley Manufacturing Inc. consists of two FDA approved facilities to manufacture COLD- EEZE® lozenges as well as fulfill other contract manufacturing opportunities and Quigley Pharma Inc. (http://www.QuigleyPharma.com) conducts research in order to develop and commercialize a pipeline of patented botanical and naturally derived potential prescription drugs.

Forward-Looking Statements
Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions, changes in interest rates, government regulations, and worldwide competition.

(Tables Follow)

Consolidated Statements of Operations (Unaudited)

The following represents condensed financial data (in thousands) except per share data:

	Three-Months Ended March 31, 2008 ($)	Three-Months Ended March 31, 2007 ($)

Net Sales	5,305	6,150
Gross profit	3,570	3,938
Sales & marketing expenses	2,232	2,491
Administrative expenses	2,508	2,145
Research & development	1,411	1,151
Income taxes (benefit)	-	-
Income (Loss) from:
Continuing operations	(2,445)	(1,641)
Discontinued operations	876	(287)
Net Income (Loss)	(1,569)	(1,928)

Diluted income (loss) per share:
Continuing operations	$(0.19)	$(0.13)
Discontinued operations	0.07	(0.02)
Net income (loss)	$(0.12)	$(0.15)
Diluted weighted average common shares outstanding:	12,859,433	12,684,633

Consolidated Balance Sheets (Unaudited)

The following represents condensed financial data (in thousands) at March 31, 2008 and December 31, 2007:

	2008 ($)	2007 ($)

Cash & cash equivalents	16,265	15,134
Accounts receivable, net	3,379	6,649
Inventory	4,312	4,136
Total current assets	24,540	28,835
Total assets	28,806	33,502
Total current liabilities	7,124	10,258

Total stockholders’ equity	21,683	23,244